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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)*

                          Alliance Forest Products Inc.
                        ---------------------------------
                                (Name of Issuer)


                                  Common Stock
                                ----------------
                         (Title of Class of Securities)

                                    01859J108
                                 ---------------
                                 (CUSIP Number)

                                December 31, 2000
                            -------------------------
                          (Date of Event Which Requires
                            Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP 01859J108

--------------------------------------------------------------------------------
1     Name of Reporting Person
      I.R.S. Identification No. of Above Person (Entities Only)

      CN Pension Trust Fund (Canadian National Railway Company, Administrator)
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                      a.  [ ]
                                                                      b.  [ ]
--------------------------------------------------------------------------------
3     SEC Use Only
--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Canada
--------------------------------------------------------------------------------
      Number of        5        Sole Voting Power
        Shares                      1,510,972
    Beneficially
      Owned by         6        Shared Voting Power
         Each                       0
      Reporting
     Person With       7        Sole Dispositive Power
                                    1,510,972

                       8        Shared Dispositive Power
                                    0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,510,972
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares  [ ]

--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (11)

      5.96%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      EP

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ITEM 1(a).  NAME OF ISSUER:

            Alliance Forest Products Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1000 de la Gauchetiere Street West, Suite 2820
            Montreal, Quebec
            H3B 4W5
            Canada

ITEM 2(a).  NAME OF PERSONS FILING:

            CN Pension Trust Fund (Canadian National Railway Company, Administrator)

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            P.O. Box 11002
            5 Place Ville Marie, Suite 1515
            Montreal, Quebec
            H3B 4T2
            Canada

ITEM 2(c).  CITIZENSHIP:

            Canada

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e).  CUSIP NUMBER:

            01859J108

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under Section 15 of the Exchange
                    Act.

            (b) [ ] Bank as defined in Section 3 (a)(6) of the Exchange Act

            (c) [ ] Insurance company as defined in Section 3 (a)(19) of the
                    Exchange Act.

            (d) [ ] Investment company registered under Section 8 of the
                    Investment Company Act.

            (e) [ ] An investment advisor in accordance with Rule 13d-1
                    (b)(1)(ii)(E);

            (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3 (c)(14) of the Investment Company Act.

            (j) [ ] Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

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ITEM 4.  OWNERSHIP.

         (a)  AMOUNT BENEFICIALLY OWNED:

              1,510,972 shares of common stock

         (b)  PERCENT OF CLASS:

              5.96%

         (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                    1,510,972

              (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                    0

              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                    1,510,972

              (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                    0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable

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ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2001


                                         By:  /s/  Francis R. Stark
                                              ------------------------------
                                              Name:   Francis R. Stark
                                              Title:  General Counsel

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